Exhibit 99.1

Ingles Markets, Incorporated Reports Higher Sales and Income for Second Quarter and First Half of Fiscal 2014

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 2, 2014--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales and net income for the three and six months ended March 29, 2014 as compared with the three and six months ended March 30, 2013. Second quarter net sales rose $27.1 million to $947.8 million and net income increased 29.2% to $10.5 million, compared with net income of $8.1 million for the prior year’s second quarter. For the first six months of fiscal 2014, net sales rose $37.2 million to $1.89 billion and net income increased 1.7% to $20.0 million, compared with the first six months of fiscal 2013.

Robert P. Ingle II, Chief Executive Officer, stated, “We are pleased with our sales and net income growth this quarter. Our stores continue to focus on sales growth and that certainly made a difference this quarter.”

Second Quarter Results

Net sales increased by 2.9% to $947.8 million for the three months ended March 29, 2014, from $920.7 million for the three months ended March 30, 2013. The growth in sales was negatively affected by the Easter holiday, which benefited sales in the second quarter of last fiscal year but will not occur until the third quarter this fiscal year. Comparable store sales excluding gasoline and extra Easter 2013 sales, increased 2.5% over the comparable quarters. The number of customer transactions (excluding gasoline) increased 0.5%, while the comparable average transaction size (excluding gasoline) increased 1.5% compared with the same quarter last year. Ingles operated 203 stores containing a total of approximately 11.1 million square feet at March 29, 2014. In the past twelve months the Company opened one new store and closed one store, resulting in a slight increase in square footage.

Gross profit for the March 2014 quarter increased 3.8% to $206.1 million, compared with $198.6 million for the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 21.7% for the March 2014 quarter compared with 21.6% for the March 2013 quarter. Gross profit contributed by gasoline sales was lower this quarter, partly attributable to promotional activities involving gasoline sales.

Operating and administrative expenses for the March 2014 quarter totaled $178.4 million, an increase of $3.4 million, or 2.0% over the March 2013 quarter. The dollar growth in operating expenses was primarily in payroll and store base expenses, offset by better self-insurance claims experience.

The results for the prior year’s second quarter included $4.1 million in gains from the sale or disposal of assets compared with $83,000 in the second quarter of the current fiscal year. During the prior year second quarter, the Company sold a former store property. There was no comparable sale in the current year’s second quarter.

Interest expense totaled $11.7 million for the three-month period ended March 29, 2014 and $15.7 million for the three-month period ended March 30, 2013.

Net income totaled $10.5 million for the three-month period ended March 29, 2014, compared with $8.1 million for the three-month period ended March 30, 2013. Net income, as a percentage of sales, was 1.1% for the quarter ended March 29, 2014, compared with 0.9% for the quarter ended March 30, 2013. Basic and diluted earnings per share for Class A Common Stock were $0.47 and $0.46, respectively, for the quarter ended March 29, 2014, compared to $0.35 and $0.33, respectively, for the quarter ended March 30, 2013. Basic and diluted earnings per share for Class B Common Stock were each $0.43 for the quarter ended March 29, 2014, compared with $0.32 of basic and diluted earnings per share for the quarter ended March 30, 2013.

First Half Results

Net sales increased $37.2 million to $1.89 billion for the six months ended March 29, 2014, from $1.86 billion for the six months ended March 30, 2013. Excluding gasoline and extra Easter 2013 sales, grocery segment comparable store sales increased 0.8%.

Gross profit for the six months ended March 29, 2014, totaled $409.6 million compared with the $406.9 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 21.6% for the March 2014 six-month period compared with 21.9% for the March 2013 six-month period.

Operating and administrative expenses increased $6.0 million, or 1.7%, to $355.8 million for the six months ended March 29, 2014, from $349.8 million for the six months ended March 30, 2013. As with the three month results, payroll and store base expense increases were offset by lower self-insurance expense.

Interest expense totaled $23.5 million for the six-month period ended March 29, 2014, compared with $31.3 million for the six-month period ended March 30, 2013. The change in total debt during the first six months of fiscal year 2013 was insignificant.

Net income totaled $20.0 million for the six-month period ended March 29, 2014, compared with $19.7 million for the six-month period ended March 30, 2013. Net income, as a percentage of sales, was 1.1% for both six month periods. Basic and diluted earnings per share for Class A Common Stock were $0.91 and $0.88, respectively, for the six months ended March 29, 2014, compared to $0.85 and $0.81, respectively, for the six months ended March 30, 2013. Basic and diluted earnings per share for Class B Common Stock were each $0.83 for the six months ended March 29, 2014, compared to $0.77 of basic and diluted earnings per share for the six months ended March 30, 2013.

Capital expenditures for the March 2014 six-month period totaled $51.8 million, compared with $47.0 million for the March 2013 six-month period. Capital expenditures for the entire fiscal year are expected to be approximately $100 million to $140 million, including expenditures for stores to open in fiscal 2014 and 2015, as well as for the Company’s ongoing remodeling program to multiple stores.

The Company currently has lines of credit totaling $175.0 million, all of which is currently available except for $9.7 million of issued but unused letters of credit at March 29, 2014. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2013 Form 10-K and 2014 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013

Net sales	$947,761	$920,694	$1,892,885	$1,855,672
Gross profit	206,124	198,646	409,630	406,851
Operating and administrative expenses	178,403	174,978	355,833	349,824
Gain from sale or disposal of assets	84	4,054	208	4,176
Income from operations	27,805	27,722	54,005	61,203
Other income, net	738	739	1,578	1,304
Interest expense	11,699	15,720	23,481	31,280
Income taxes	6,389	4,651	12,114	11,569
Net income	$10,455	$8,090	$19,988	$19,658

Basic earnings per common share – Class A	$0.47	$0.35	$0.91	$0.85
Diluted earnings per common share – Class A	$0.46	$0.33	$0.88	$0.81
Basic earnings per common share – Class B	$0.43	$0.32	$0.83	$0.77
Diluted earnings per common share – Class B	$0.43	$0.32	$0.83	$0.77

Additional selected information:
Depreciation and amortization expense	$24,189	$23,506	$48,114	$47,128
Rent expense	$3,656	$3,844	$7,227	$7,390

Condensed Consolidated Balance Sheets (Unaudited)

	March 29,	September 28,
	2014	2013
ASSETS
Cash and cash equivalents	$7,387	$16,844
Receivables-net	64,924	59,930
Inventories	333,423	329,691
Other current assets	25,111	28,075
Property and equipment-net	1,205,951	1,212,132
Other assets	23,655	22,656
TOTAL ASSETS	$1,660,451	$1,669,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$13,815	$18,957
Accounts payable, accrued expenses and current portion of other long-term liabilities	213,822	232,317
Deferred income taxes	83,550	86,082
Long-term debt	897,318	893,514
Other long-term liabilities	28,550	27,819
Total Liabilities	1,237,055	1,258,689
Stockholders' equity	423,396	410,639
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,660,451	$1,669,328

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer